Exhibit 5.1

[LETTERHEAD OF JACKSON WALKER L.L.P.]

December 21, 2004

Encore Medical Corporation
9800 Metric Boulevard
Austin, Texas 78758

RE: Exchange Offer Relating to 9.75% Senior Subordinated Notes due 2012

Ladies and Gentlemen:

We have acted as co-counsel to Encore Medical IHC, Inc., a Delaware corporation (“IHC”), its subsidiaries and parent company identified in the Purchase Agreement (defined below) (collectively, the “Encore Parties”), in connection with the offer by IHC to exchange IHC’s 9.75% Senior Subordinated Notes due 2012 (the “Exchange Notes”) and the related guarantees (the “Exchange Guarantees”) of those Guarantors listed in the Purchase Agreement, which are being registered under the Securities Act of 1933, as amended (the “Act”), pursuant to a Registration Statement on Form S-4, as amended and supplemented (the “Registration Statement”), for an equal principal amount at maturity of IHC’s outstanding 9.75% Senior Subordinated Notes due 2012 (the “Original Notes”) and the related guarantees of the Original Notes by the Guarantors (the “Exchange Offer”). Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Purchase Agreement dated September 28, 2004 by and among IHC, the Encore Parties and the Initial Purchasers identified therein (the “Purchase Agreement”).

In the course of our representation as described above, we have examined, among other things, the Indenture dated October 4, 2004 (the “Indenture”), among IHC, the Guarantors and Wells Fargo Bank, N.A., as trustee (the “Trustee”). We have also examined and relied on originals or photocopies, certified or otherwise identified to our satisfaction, of all such corporate books and records of IHC and the Encore Parties and such other instruments, records, certificates or other documents as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent,

To Encore Medical Corporation
December 21, 2004

relied upon oral or written statements and representations of officers and other representatives of IHC, the Encore Parties and others.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that when (i) the Registration Statement has become effective under the Act and the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, and (ii) the Exchange Notes and Exchange Guarantees have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and the Exchange Notes have been issued in exchange for Original Notes pursuant to and in accordance with the terms of the Exchange Offer as contemplated in the Registration Statement:

A. the Exchange Notes will constitute legal, valid and binding obligations of IHC, enforceable against IHC in accordance with their terms; and

B. the Exchange Guarantees will constitute legal, valid and binding obligations of the Guarantors, enforceable against such Guarantors in accordance with their terms;

except as such enforceability is subject to the effect of (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting creditors’ rights generally; (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (c) public policy limitations on rights to indemnification or contribution.

Limitations and Qualifications:

The opinions expressed hereinabove are additionally subject to the following:

As to various questions of fact material to this opinion, we have relied upon the truth and completeness of the representations and warranties made by the parties in the Purchase Agreement.

With respect to our opinions contained herein, we have limited our review of statutes, rules, regulations, decisions or orders to such statutes, rules, regulations, decisions or orders under laws of the States of New York and Delaware and the federal laws of the United States that are normally applicable to transactions of the sort contemplated by the Purchase Agreement.

We express no opinion as to the effect of compliance or non-compliance by the Initial Purchasers or any subsequent Holder of the Original Notes or Exchange Notes with any state or federal laws or regulations applicable to the transactions contemplated by the Purchase Agreement because of the nature of their business.

To Encore Medical Corporation
December 21, 2004

We are admitted to practice in the State of New York, and our opinion is limited to matters under or involving the federal laws of the United States, the laws of the State of New York and the general corporate laws of the State of Delaware. We express no opinion as to matters under or involving the laws of any jurisdiction other than the federal laws of the United States, the laws of the States of New York and Delaware (as limited above), as those laws currently exist.

This letter is issued in the State of Texas and by issuing this letter the law firm of Jackson Walker L.L.P. shall not be deemed to be transacting business in any other state. Furthermore, by issuing this letter the law firm of Jackson Walker L.L.P. does not consent to the jurisdiction of any state but the State of Texas, and any claim or cause of action arising out of the opinions expressed herein must be brought in the State of Texas.

The opinions expressed in this letter are given solely for your benefit; provided, however, that a copy of this letter may be delivered by you to any person who becomes a Holder of the Exchange Notes in accordance with the provisions of the Purchase Agreement. Any such Holder may rely on the opinions expressed above as if this letter were addressed and delivered to such Holder on the date hereof.

This letter is rendered to you in connection with the transactions contemplated by the Purchase Agreement. This letter may not be relied upon by you or any Holder for any other purpose, or relied upon by any other person, without our prior written consent.

This letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this letter. Accordingly, any person who may rely on this letter at any future time should seek the advice of counsel as to the proper application of this letter at such time.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Jackson Walker L.L.P.

JACKSON WALKER L.L.P.